Exhibit 4.2

AMENDED AND RESTATED EMPLOYEE
SHARE PURCHASE PLAN
(ESPP)

OF

DHX MEDIA LTD.
AND
SUBSIDIARIES

EFFECTIVE SEPTEMBER 23, 2015

SECTION 1: PURPOSE OF PLAN

1.1	DHX Media Ltd., pursuant to a resolution of its shareholders, has adopted a Share Purchase Plan to be effective November 6, 2007 to provide an opportunity to Employees to acquire an ownership interest in the Company. Employees are encouraged to participate in the Plan by allowing Employees to purchase shares at a discount. In addition, the Company assists Employees in acquiring Shares through the convenience of after-tax payroll deductions, by providing other administrative services and by assuming certain operating costs of the Plan.

1.2	Contributions from the Employees participating in the Plan are remitted to the Administrator appointed by the Company for the purchase and distribution of Shares on behalf of the Employees, in accordance with the terms and provisions of the Plan as described herein.

SECTION 2: DEFINITIONS

2.1	“Administrator” shall mean Computershare or such other person appointed by the Company to purchase, hold and distribute Shares in accordance with the terms and provisions of the Plan and the Memorandum of Agreement. The Memorandum of Agreement shall be deemed to form part of the Plan and any of the rights or interests which may accrue to any person under the Plan shall be subject to all the terms and provisions of the Memorandum of Agreement. The duties, responsibilities and rights of the Administrator shall be determined solely by the reference to the Memorandum of Agreement.

2.2	“Beneficiary” shall, save for any Member domiciled in the Province of Quebec at the time of death, mean a person last designated by a Member in writing and filed with the Company to receive share distributions from the Administrator in the event of the death of the Member. In the absence of an effective designation of a Beneficiary and in respect of Members domiciled in the Province of Quebec at the time of death, the share distributions from the Administrator following the death of the Member shall be made to the estate of the deceased Member.

2.3	“Board” shall mean the Board of Directors of DHX Media Ltd.

2.4	"Canadian" has the meaning set forth in the Broadcasting Act or as specified in any regulation or direction made thereunder, as the same may be amended, supplemented or replaced, from time to time, including, without limitation, the Direction to the CRTC (Ineligibility of Non-Canadians) (SOR/97-192) made under the Broadcasting Act, a copy of which is attached to this Plan as Exhibit A;

2.5	“Company” shall mean DHX Media Ltd. and such of its subsidiaries as may be designated by the Board from time to time

2.6	“Effective Date” shall mean November 6, 2007.

2.7	“Employee” shall mean any designated person regularly employed by the Company.

2.8	“Member” shall mean an Employee who has elected to participate in the Plan in accordance with the provisions of Section 3.

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2.9	“Memorandum of Agreement” shall mean the agreement between the Company and the Administrator with respect to the duties, responsibilities and rights of the Administrator in connection with the Plan.

2.10	“Plan” shall mean this Amended and Restated Employee Share Purchase Plan of DHX Media Ltd. and its subsidiaries, as described herein or as hereinafter amended.

2.11	“Salary” shall mean the remuneration paid to an Employee for services rendered to the Company, excluding bonuses, overtime pay and fringe benefits, but including sales commissions.

2.12	“Share” shall mean the common shares of DHX Media Ltd.

2.13	“U.S. Securities Act” shall mean the United States Securities Act of 1933, as amended.

Whenever used in the Plan, unless the context otherwise clearly indicates, words in the masculine form shall be deemed to include the feminine and the singular shall be deemed to include the plural.

SECTION 3: MEMBERSHIP

3.1	Subject to this section, an Employee shall be eligible to become a Member of the Plan upon the later of the Effective Date or the completion of one year of continuous service as an Employee of the Company.

3.2	An Employee who is eligible for membership in the Plan and wishes to become a Member thereof shall complete and file with the Company at least 15 days prior to the first day of the calendar month elected by him as his effective date of participation in the Plan, a payroll deduction authorization in a form approved by the Company, which election shall include a representation by the Employee as to the Employee’s status as a “Canadian” within the meaning of this Plan.

3.3	In the event that an Employee does not meet the requirements of Section 3.2, his effective participation date shall be the first day of the month following his elected month.

3.4	An Employee may, at the Company’s sole discretion, participate in the Plan without completing the eligibility requirement in Section 3.1, with the approval of the Company and by completing and filing the payroll deduction authorization form in accordance with Section 3.2 or 3.3.

SECTION 4: MEMBER CONTRIBUTIONS

4.1	Members participating in the Plan may make contributions, by payroll deduction only, at a rate of not less than 1% of Salary or such other integer percentage rate up to and including 10% of Salary as such Member shall elect.

4.2	A Member may elect to change his rate of contribution as defined in Section 4.1 hereof, effective on any January 1st or July 1st, by completing and filing a revised payroll deduction authorization form at least 15 days prior to the January 1st or July 1st in which the revised payroll deduction rate is to be effective.

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4.3	A Member may suspend participation in the Plan provided proper notice in writing is filed with the Company at least 15 days prior to the first of the month in which payroll deductions are to be suspended.

4.4	A Member who has suspended his contributions may apply to the Company to have them resumed in accordance with Section 4.1 effective on the January 1st or July 1st next following 15 days written notice of such intent.

SECTION 5: PURCHASE OF SHARES

5.1	The Company will remit payroll deductions from Members to the Administrator on a monthly basis, which the Administrator will use as soon as administratively practicable to purchase Shares. With respect to any Member who is a U.S. citizen or resident, in no event will Shares be purchased later than two and a half (2 1/2) months after the Member’s termination of employment with the Company.

5.2	The Administrator will purchase Shares from treasury of the Company. Shares purchased for the account of a Participant who is a "Canadian" will be Common Voting Shares, and Shares purchased for the account of a Participant who is not a "Canadian" will be exercisable for Variable Voting Shares. The purchase price will be the 10 day volume weighted average price of the applicable class of Shares traded on the Toronto Stock Exchange less 15%.

5.3	The purchased Shares will be credited to an account maintained for the member by the Company directly, through a registered securities dealer or through the Administrator.

5.4	Dividends received by the Administrator on Shares held will be allocated to the accounts of the Members in proportion to the Shares held by the Administrator for each Member on which dividends are declared and received and such dividends will be applied to the purchase of additional Shares without discount (except in the case of “stock dividends” which shall be credited directly to the accounts of respective Members) and such Shares will be credited to the accounts of respective Members, such allocation to be made pro rata (to the fourth decimal place) on the basis of the average cost per Share purchased by the dividends and the dividends allocated to each Member used to purchase the Shares.

5.5	Shares shall not be purchased under this Plan unless the issuance and delivery of such Shares shall comply with all relevant provisions of applicable securities law and the requirements of any stock exchange or consolidated stock price reporting system on which prices for the Shares are quoted at any given time.

Unless such securities are registered under the U.S. Securities Act, the certificates representing any Shares issued in the United States shall, until such time as the same is no longer required under the applicable requirements of the U.S. Securities Act or applicable U.S. state securities laws and regulations, bear a legend restricting transfer without registration under the U.S. Securities Act and applicable state securities laws unless an exemption from registration is available.

SECTION 6: SHARES SUBJECT TO THE PLAN

6.1	A maximum of 450,000 authorized but unissued Shares in aggregate across both classes of Shares are reserved for issuance under the Plan from treasury of the Company provided that the Plan together with all of the Company’s other share compensation arrangements (including without limitation the Company’s Option Plan) shall not result in any time in:

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a)	the number of securities issuable to insiders, at any time, under all security based compensation arrangements, cannot exceed 10% of issued and outstanding securities of the Company; and

b)	the number of securities issued to insiders, within any one year period, under all security based compensation arrangements, cannot exceed 10% of issued and outstanding securities of the Company.

6.2	The terms “insider’ and “share compensation arrangement” shall have the meaning given in the Toronto Stock Exchange policies relating to Employee Stock Option Plans.

SECTION 7: SALE OF SHARES

7.1	A Member may elect, from time to time, to sell all or part of the Shares credited to his account in accordance with the Company’s Insider Trading Policy. Such Member shall complete and file with the Company a 7 day prior notice on the form prescribed by the Company.

7.2	The Administrator shall sell such number of Shares as requested by the Member, upon receipt of the notice referred to in subsection 7.1 hereof, in such a manner as, in its discretion, it deems to be in the interest of the Members of the Plan.

7.3	The product of the sale, less any brokerage fees, will be paid in cash by cheque to the Member.

7.4	A Member may request, once a year, the Administrator to transfer into his self administered Registered Retirement Savings Plan all or part of the Shares credited to his account, to the extent permissible under applicable law.

SECTION 8: TERMINATION OF MEMBERSHIP

8.1	The Administrator will hold the Shares credited to a Member’s account for the whole period of participation of such Member in the Plan.

8.2	A Member who terminates employment (with or without cause at law), retires or otherwise elects to withdraw from participation in the Plan, or, the Beneficiary in the event of the Member’s death, will have the choice to receive:

a)	the number of whole Shares credited to his account, or

b)	the cash equivalent of the value of the whole Shares credited to his account, less any brokerage fees, as determined by the Administrator, as of the date of termination of employment, retirement, death or withdrawal from the Plan, whichever the case may be. Any fractional Shares remaining in the Member’s account will be paid in cash by cheque in an amount equal to the value of the fractional Shares as determined by the Administrator.

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8.3	If, at the end of any calendar year, any Member has not contributed to the Plan during such calendar year, the Company shall have the option to give written notice requiring that Member to terminate his participation in the Plan and withdraw all of his available, unrestricted shares in the manner set forth in Section 8.2. If no election under Section 8.2 is made by the Member within a period of 60 days after notice from the Company, the Member shall be deemed to have elected to request a certificate be transferred and issued in his name.

8.4	If a Member does not provide instructions to the Administrator within 60 days after the termination of the Member’s participation in the Plan, the Member or his executors or administrators shall be deemed to have elected to request a certificate be transferred and issued in his name.

SECTION 9: ADMINISTRATION

9.1	The Company shall be responsible for carrying out the administration of the Plan and shall establish rules from time to time for the administration of the Plan. The Company shall be responsible for the interpretation and determination of any and all questions regarding the provisions of the Plan.

9.2	The Company may authorize one or more of their number or an agent to execute and to deliver any instrument pertaining to the operation of the Plan.

9.3	The Company may retain counsel, employ agents and provide for such clerical, accounting and other services as they may require in carrying out the provisions of the Plan.

9.4	Any act which the Plan authorizes or requires the Company to do may be done by a majority of members of the Board. The action of such majority expressed from time to time by a vote at a meeting or in writing without a meeting shall constitute the action of the Company and it shall have the same effect for all purposes as if assented to by all members of the Company at the time in office.

9.5	The members of the Company shall use ordinary care and diligence in the performance of their duties, but no current or former member of the Board, Officer or employer of the Company shall be personally liable by virtue of any contract, agreement, bond or other instrument made or executed by him or on his behalf as a member of the Board, nor for any loss unless resulting from his own gross negligence or willful misconduct.

9.6	The Company shall be responsible for the payment of any fees or charges incurred in the operation of the Plan, including payments to the Administrator, counsel and other agents employed by the Company in connection with the operation of the Plan. The Company will reimburse the Administrator for brokerage fees arising from purchases of Shares, stock transfer taxes, and charges in connection with services provided in the operation of the Plan. The Member shall be responsible for any brokerage fees payable upon the sale of his Shares.

9.7	The Company shall be entitled to rely conclusively upon an opinion, a certificate, or report provided by a legal counsel, an accountant, the Administrator or any other advisors appointed and engaged by the Company in connection with the administration of the Plan.

9.8	The Company shall cause to be kept all data and records pertaining to the administration of the Plan, and the Secretary of the Company may execute all documents necessary to carry out the provisions of the Plan. The Company shall advise the Administrator as to data, information, and other facts, and shall give proper instructions to the Administrator to enable the Administrator to carry out its duties and responsibilities under the Plan.

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9.9	Each Member of the Plan will receive an annual statement of his own contributions to the Plan, the dividends paid to him or credited to his account, the purchase of Shares including fractional Shares, the average share cost of such Shares purchased during each twelve month period and the average share cost of Shares purchased to date held by the Administrator. In addition, Members of the Plan will receive copies of all reports, proxy statements and other communications distributed to registered shareholders, to the extent that such Members participating in the Plan do not otherwise receive such material as shareholders.

SECTION 10: AMENDMENTS

10.1	The Board reserves the right at any time and from time to time, subject to any regulatory or stock exchange approval that may be required, to amend the Plan in whole or in part, without prior notice to or approval by the shareholders provided, however, that no amendment or modification shall adversely affect the rights and interests of a Member’s Shares allocated to his account under the Plan prior to the date of such amendment or modification. Examples of circumstances where the Board of Directors may make amendments without shareholder approval include, without limitation, amendments that would:

c)	make housekeeping or clerical changes;

d)	clarify any provision in the plan;

e)	ensure compliance with applicable laws, regulations or policies of any governmental authority or relevant stock exchange;

f)	change the class of participants eligible to participate in the plan;

g)	change the terms and conditions of any financial assistance which may be provided by the Company to the participants to facilitate the purchase of Shares hereunder, or adding or removing any provisions providing for such financial assistance.

10.2	Notwithstanding anything contained herein to the contrary, no amendment to the Plan requiring the approval of the shareholders of the Company under any applicable securities laws or requirements (including without limitation the TSX rules and policies) shall become effective until such approval is obtained. In addition to the foregoing, the approval of the holders of a majority of the Shares present and voting in person or by proxy at a meeting of shareholders shall be required for:

h)	any amendment to the provisions of this Section 10;

i)	any increase in the maximum number of Shares issuable under the Plan;

j)	any change to the manner of determining the purchase price under the Plan.

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SECTION 11: TERMINATION OF THE PLAN

11.1	The Board reserves the right to terminate the Plan at any time with such termination to be effective no earlier than the first day of the calendar month following the adoption of the resolution by the Board to terminate the Plan. In the event of termination of the Plan, each Member shall receive the number of whole Shares in his account and a cash payment by cheque for any fractional Shares held in his account, as soon as practicable following the effective date of termination of the Plan.

SECTION 12: EMPLOYEES OF COMPANIES CEASING TO BE SUBSIDIARIES

12.1	Each Employee of a subsidiary company shall, upon such company ceasing to be a subsidiary, cease to be a Member of the Plan and will receive the number of whole Shares in his account and a cash payment by cheque for any fractional shares held in his account as soon as practicable following such Employee ceasing to be a Member of the Plan.

SECTION 13: TAXES

13.1	The Member shall be responsible for paying all income, employment and other taxes applicable to taxable benefits and to transactions involving the Shares held by the Administrator on his or her behalf, including, without limitation, any taxes payable on:

k)	taxable benefits granted to a Member, including the purchase of the Shares for the Member's Account;

l)	the transfer of Shares to the Member or a person designated by the Member;

m)	the sale or other disposition of Shares of a Member;

n)	the transfer of Shares to an RRSP in the name of the Member or withdrawal therefrom;

o)	dividends paid on the Shares.

Any compensation resulting from the discount purchase of Shares under this Plan is intended to be exempt from the provisions of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Code”). Notwithstanding the foregoing, each Member is solely responsible for all tax consequences related to the Plan (as described above), including as a result of Section 409A of the U.S. Code.

The Company may withhold applicable income and employment taxes from amounts due under the Plan (including by withholding Shares having a fair market value equal to amount required to be withheld) or from other remuneration payable to the Member.

SECTION 14: GENERAL PROVISIONS

14.1	Enrolment in this Plan will not give any Member or beneficiary of a Member any right or claim to any benefit except to the extent provided for in the Plan.

14.2	Neither the Company nor the Administrator shall be liable to any Employee for any loss resulting from a decline in the market value of any Shares purchased by the Administrator. Neither the Company nor the Administrator shall be liable to any Employee for any change in the market price of the Shares between the time an Employee authorizes the purchase or sale of the Shares and the time such purchase or sale takes place.

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14.3	The establishment of the Plan shall not be construed as conferring any legal rights upon any Employee for a continuation of employment or interfering in any way with the rights of the Company to discharge any Employee and without regard to the effect which such discharge might have upon him as a Member of the Plan.

14.4	Each Member and any other person who has a right to a distribution under the Plan shall be entitled to look only to the Administrator for any settlement under the Plan, and, shall not have any right, claim or demand against the Company for any settlement under the Plan.

14.5	In the event that, at any time, an offer to purchase is made to all holders of Shares, notice of such offer shall be given by the Administrator to each Member to enable a Member to tender his Shares should he so desire.

14.6	In the event that the Shares of the Company are subdivided, consolidated, converted or reclassified by the Company, or any action of a similar nature affecting such Shares shall be taken by the Company, then the Shares held by the Administrator for the benefit of the Members shall be appropriately adjusted.

14.7	Any person dealing with the Administrator may rely upon a copy of the Plan and the Memorandum of Agreement and any amendment thereto certified by the Secretary of the Board to be a true and correct copy.

14.8	The Plan shall be construed, enforced and administered in accordance with the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein.

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EXHIBIT "A"

Direction to the CRTC (Ineligibility of Non-Canadians)
SOR/97-192
BROADCASTING ACT

Whereas, pursuant to subsection 26(4) of the Broadcasting Act, the Minister of Canadian Heritage has consulted with the Canadian Radio-television and Telecommunications Commission with regard to the annexed Direction to the CRTC (Ineligibility of Non-Canadians);

Therefore, His Excellency the Governor General in Council, on the recommendation of the Minister of Canadian Heritage, pursuant to subsection 26(1) of the Broadcasting Act, hereby issues the annexed Direction to the CRTC (Ineligibility of Non-Canadians).

INTERPRETATION

1.	The definitions in this section apply in this Direction.

“acquiring corporation” means a corporation referred to in paragraph 17(2)(a) of the Canadian Telecommunications Common Carrier Ownership and Control Regulations as they read on October 25, 1994, registered as SOR/94-667. (acquéreur)

“affiliate corporation” means, in relation to a qualified successor,

(a) a Canadian carrier referred to in subsection 16(2) of the Telecommunications Act or any of its subsidiary corporations;

(b) an acquiring corporation or any of its subsidiary corporations; or

(c) a corporation that controls the corporations referred to in paragraphs (a) and (b), or any of its subsidiary corporations. (société affiliée)

“Canadian” means

(a) a citizen within the meaning of subsection 2(1) of the Citizenship Act who is ordinarily resident in Canada;

(b) a permanent resident within the meaning of subsection 2(1) of the Immigration Act who is ordinarily resident in Canada and has been ordinarily resident in Canada for not more than one year after the date on which that person first became eligible to apply for Canadian citizenship;

(c) a Canadian government, whether federal, provincial or local, or an agency thereof, subject to the Direction to the CRTC (Ineligibility to Hold Broadcasting Licences);

(d) a corporation without share capital where a majority of its directors are appointed or designated, either by their personal names or by their names of office, by one or more of the following, namely,

(i) a federal or provincial statute or any regulation made thereunder,

(ii) the Governor in Council or the lieutenant governor in council of a province, and

(iii) a minister of the Crown in right of Canada or a province;

(e) a qualified corporation;

(f) a qualified mutual insurance company;

(g) a qualified pension fund society;

(h) a qualified cooperative; or

(i) a qualified successor

(i) for the purpose of holding a broadcasting distribution undertaking licence, or

(ii) for the purpose of beneficially owning, directly or indirectly, 50 per cent or less of all the issued and outstanding voting shares, and 50 per cent or less of the votes, of a qualified corporation that holds a broadcasting licence for a distribution undertaking only. (Canadien)

“control” means control in any manner that results in control in fact, whether directly through the ownership of securities or indirectly through a trust, an agreement or arrangement, the ownership of a corporation or otherwise. (contrôle)

“director” means a person who is a member of the board of directors of a corporation or, where the corporation has no directors, a person performing functions that are similar to the functions performed by directors. (administrateur)

“independent member” means a person who is not an officer or employee of, or a contractor who provides goods or services to, a qualified successor or any of its affiliate corporations, who is not a director of any affiliate corporations of the qualified successor, and in respect of whom there are no considerations that could reasonably be anticipated to interfere with the person’s ability to act in the best interests of the qualified successor. (membre indépendant)

“non-Canadian” means a person or entity that is not a Canadian. (non-Canadien)

“qualified cooperative” means a cooperative, not less than 80 per cent of the members of which are Canadians, that is established under an Act of Parliament or under any provincial legislation that relates to the establishment of cooperatives. (coopérative qualifiée)

“qualified corporation” means a corporation incorporated or continued under the laws of Canada or a province, where

(a) the chief executive officer or, where the corporation has no chief executive officer, the person performing functions that are similar to the functions performed by a chief executive officer, and not less than 80 per cent of the directors are Canadians;

(b) in the case of a corporation having share capital, Canadians beneficially own and control, directly or indirectly, in the aggregate and otherwise than by way of security only, not less than 80 per cent of all the issued and outstanding voting shares of the corporation and not less than 80 per cent of the votes; and

(c) in the case of a corporation that is a subsidiary corporation,

(i) the parent corporation is incorporated or continued under the laws of Canada or a province,

(ii) Canadians beneficially own and control, directly or indirectly, in the aggregate and otherwise than by way of security only, not less than 66 2/3 per cent of all of the issued and outstanding voting shares of the parent corporation and not less than 66 2/3 per cent of the votes, and

(iii) the parent corporation or its directors do not exercise control or influence over any programming decisions of the subsidiary corporation where

(A) Canadians beneficially own and control, directly or indirectly, in the aggregate and otherwise than by way of security only, less than 80 per cent of the issued and outstanding voting shares of the parent corporation and less than 80 per cent of the votes,

(B) the chief executive officer of the parent corporation or, where the parent corporation has no chief executive officer, the person performing functions that are similar to the functions performed by a chief executive officer is a non-Canadian, or

(C) less than 80 per cent of the directors of the parent corporation are Canadian. (personne morale qualifiée)

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“qualified mutual insurance company” means a mutual insurance company, the head office and principal place of business of which are in Canada and not less than 80 per cent of the board of directors and of each committee of the directors of which are Canadians. (société mutuelle d’assurance qualifiée)

“qualified pension fund society” means a pension fund society, not less than 80 per cent of the board of directors of which and of each committee of the directors of which are Canadians, and that is established under An Act to incorporate the Guarantee and Pension Fund Society of the Dominion Bank, S.C. 1887, c. 55, An Act to incorporate the Pension Fund Society of the Bank of Montreal, S.C. 1885, c. 13, the Pension Fund Societies Act, R.S., 1985, c. P-8, or under any provincial legislation that relates to the establishment of pension fund societies. (société de caisse de retraite qualifiée)

“qualified successor” means a corporation referred to in paragraph 17(2)(b) or (c) of the Canadian Telecommunications Common Carrier Ownership and Control Regulations as they read on October 25, 1994, registered as SOR/94-667, incorporated or continued under the laws of Canada or a province and directly controlled by a Canadian carrier referred to in subsection 16(2) of the Telecommunications Act, or by its acquiring corporation, where

(a) the control of the Canadian carrier and its acquiring corporation has remained unchanged since the date of the coming into force of this Direction;

(b) the chief executive officer of the corporation or, where the corporation has no chief executive officer, the person performing functions that are similar to the functions performed by a chief executive officer, and all its directors are Canadians;

(c) all the voting shares of the corporation that are not beneficially owned and controlled by the Canadian carrier or its acquiring corporation are beneficially owned and controlled by Canadians;

(d) in the case of a corporation referred to in subparagraph (i)(ii) of the definition “Canadian”, all the voting shares of the qualified corporation that are not beneficially owned by the corporation are beneficially owned and controlled by Canadians;

(e) the corporation operates only in the operating territory of the Canadian carrier;

(f) the corporation does not beneficially own, directly or indirectly, voting shares of a corporation that holds a broadcasting distribution undertaking licence and that operates outside of the operating territory of the Canadian carrier;

(g) the directors of the corporation and its officers have complete and exclusive control over all programming decisions and

(i) at least 33 1/3 per cent of the directors are independent members, and

(ii) a quorum at any meeting of the directors or of any committee of the directors must include at least one independent member; and

(h) no parent corporation or affiliate corporation of the corporation exercises any control or influence over any programming decisions of the corporation. (ayant droit qualifié)

“subsidiary corporation” means a corporation that is controlled by another corporation. (filiale)

“voting share” means a share of any class of shares of a corporation carrying voting rights under all circumstances or by reason of any event that has occurred and is continuing or by reason of a condition that has been fulfilled, and includes

(a) a security that is convertible into such a share at the time a calculation of the percentage of shares owned and controlled by Canadians is made; and

(b) an option or a right to acquire such a share, or the security referred to in paragraph (a), that is exercisable at the time the calculation referred to in that paragraph is made. (action avec droit de vote)

DIRECTION

2.	The Canadian Radio-television and Telecommunications Commission is hereby directed that no broadcasting licence may be issued, and no amendments or renewals thereof may be granted, to an applicant that is a non-Canadian.

3.	Where the Canadian Radio-television and Telecommunications Commission determines that an applicant is controlled by a non-Canadian, whether on the basis of personal, financial, contractual or business relations or any other considerations relevant to determining control, other than the beneficial ownership and control of the voting shares of a qualified successor by a Canadian carrier or its acquiring corporation, the applicant is deemed to be a non-Canadian.

REPEAL

4.	The Direction to the CRTC (Ineligibility of Non-Canadians)is repealed.

COMING INTO FORCE

5.	This Direction comes into force on April 8, 1997.

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